EXHIBIT 5.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Sponsors and Trustee of
Municipal Investment Trust Fund,
Intermediate Term Series--262, Defined Asset Funds

We consent to the use in this Registration Statement No. 33-63391 of our opinion dated December 20, 1995, relating to the Statement of Condition of Municipal Investment Trust Fund, Intermediate Term Series--262, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
December 20, 1995